Exhibit 5.1
760 SW Ninth Ave., Suite 3000
Portland, OR 97205
T. 503.224.3380
F. 503.220.2480
www.stoel.com

March 30, 2018
Board of Directors
RadiSys Corporation
5435 NE Dawson Creek Drive
Hillsboro, OR 97124

We have been requested by RadiSys Corporation, an Oregon corporation (the “Company”), to deliver this opinion in connection with (i) the issuance by the Company to HCP-FVG, LLC of a Warrant dated January 3, 2018 (the “HCP Warrant”) to purchase up to 4,004,445 shares of common stock, no par value per share (the “HCP Shares”), of the Company, and (ii) the issuance by the Company to CIDM LendCo, LLC of a Warrant dated January 3, 2018 (the “CIDM Warrant” and, together with the HCP Warrant, the “Warrants”) to purchase up to 2,002,222 shares of common stock, no par value per share (the “CIDM Shares” and, together with the HCP Shares, the “Shares”), of the Company. The offer and sale of the Shares are being registered pursuant to the Company’s registration statement on Form S-3 (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), on the date hereof.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

We have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Our opinion herein is expressed solely with respect to Oregon law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We also have assumed that, at the time of issuance and sale of the Shares, a sufficient number of shares of the common stock of the Company will be authorized and available for issuance.

Board of Directors
RadiSys Corporation
March 30, 2018

Based on our review and on the assumptions herein stated, we are of the opinion that the Shares have been duly authorized, and when issued in accordance with the terms of the Warrants upon receipt by the Company of the consideration therefor under the terms of the Warrants, the Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the categories of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the SEC.

Very truly yours,

/s/ STOEL RIVES LLP